Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and

Shareholders of Toppoint Holdings, Inc.

We hereby consent to the inclusion in this Registration Statement Amendment No. 4 of Toppoint Holdings, Inc. (the “Company”) on Form S-1 Amendment No. 4 of our report dated May 13, 2024, except for Notes 5 and 7, as to which the date is June 20, 2024; and Note 2, as which the date is September 23, 2024 and Note 10, as to which the date is October 17, 2024 which appears in this Registration Statement on Form S-1 Amendment No. 4.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

November 22, 2024